Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:

Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer Phone: (607) 378-4140	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Hardinge Reports First Quarter 2016 Results

ELMIRA, N.Y., May 10, 2016 - Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, reported financial results for its first quarter ended March 31, 2016.

Net sales (“sales”) for the quarter were $67.8 million, up 1% from the prior year’s first quarter after excluding the impact of unfavorable foreign currency translation of $1.9 million. Non-GAAP(1) adjusted net loss was
$0.3 million, or a $0.03 loss per diluted share, which improved from a $0.7 million adjusted net loss, or $0.05 loss per diluted share, in the prior year period. Net loss was $1.2 million, or a $0.10 loss per diluted share.

Richard L. Simons, President and Chief Executive Officer, commented, "Our first quarter results are not particularly telling of what the year may produce, however our slightly better operating performance was the result of our cost containment efforts and restructuring process. Improved sales in Europe and a solid performance from Asia helped to offset the significant decline in North America which was impacted by weak industrial markets. We have a fairly good pipeline of quote activity although it does not show up in our current quarter order volumes. We expect that this activity will lead to improving order levels and stronger results over the next couple of quarters.”

First Quarter Review

Quarterly Sales by Region ($ in thousands)
	Quarter Ended
	March 31, 2016		March 31, 2015		December 31, 2015
Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	17,450	26%	26,305	(34)%	28,431	(39)%
Europe	23,843	35%	22,929	4%	30,716	(22)%
Asia	26,529	39%	19,894	33%	27,813	(5)%
Total	67,822		69,128	(2)%	86,960	(22)%
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Note: Fluctuations in Hardinge’s consolidated sales among geographic locations and industries can vary from quarter to quarter based on the timing and magnitude of orders and projects. Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends. Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.
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(1)Management believes that the use of non-GAAP measures helps in the understanding of the Company's operating performance. See page 8 of this release for the reconciliation tables between reported amounts and non-GAAP measures discussed in this document.

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Hardinge Reports First Quarter 2016 Results
May 10, 2016

Sales of $67.8 million increased by 1% year-over-year after excluding the impact of unfavorable foreign currency translation of $1.9 million. Asia sales, driven by stronger demand for machine sales in key end-user markets, increased significantly over the first quarter of 2015 despite the $1.1 million unfavorable impact from foreign exchange translation. Sales to Europe were up 7% over the prior-year period after excluding the $0.8 million negative impact from foreign exchange. European sales growth was driven by stronger grinding machine sales. Sales to the North America market decreased over the prior-year period, reflecting the impact of the industrial economic slowdown on capital equipment decision making, more than offsetting strength in Asia and Europe.

Gross profit of $22.7 million increased $0.9 million, or 4%, compared with the prior-year period. As a percent of sales, gross margin expanded 1.9 points to 33.5%. Last year’s first quarter gross profit was negatively impacted by a $0.7 million, or 1.0 point, inventory adjustment. For the 2016 first quarter, $0.2 million in savings from Company’s restructuring program and a more favorable product mix contributed to improved gross margin.

Selling, general and administrative (“SG&A”) expense was up $1.0 million over the prior-year period, of which approximately $0.7 million was related to the Company’s previously announced strategic review process. The remainder of the increase was primarily due to $1.2 million of increased commission expense reflecting the mix of sales, which was partially offset by $0.6 million of favorable foreign currency translation impact and $0.4 million of restructuring savings.

To provide greater clarity on the investments made in research and development (“R&D”), the Company has reclassified R&D expense from cost of sales to operating expenses, where the costs are identified as a separate line item. Research and development expense decreased by $0.3 million to $3.3 million, compared with the 2015 first quarter, driven by $0.2 million in savings from the restructuring. As a percentage of sales, R&D was about 5% in both periods.

Combined, there was $0.8 million of reduced costs from the restructuring program during the first quarter. The program from inception has provided a total of $1.2 million in savings. The restructuring is expected to be completed by the end of the second quarter of 2016 and to provide total annualized savings of approximately $4.5 million. As of March 31, 2016, there were $3.8 million of charges from the restructuring program, with the expected total cost to be approximately $4.5 million.

Adjusted loss from operations, a non-GAAP measure, improved to a $0.3 million loss, from a loss of $0.7 million in the first quarter of 2015. Loss from operations was $1.2 million, compared with a loss of $1.4 million in the prior-year period.

Quarterly Orders by Region ($ in thousands)
	Quarter Ended
	March 31, 2016		March 31, 2015		December 31, 2015
Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	23,903	37%	27,354	(13)%	24,305	(2)%
Europe	17,129	26%	31,294	(45)%	20,610	(17)%
Asia	23,893	37%	34,279	(30)%	29,133	(18)%
Total	64,925		92,927	(30)%	74,048	(12)%

Net orders (“orders”) of $64.9 million were down from an unseasonably high order level in the first quarter of 2015, where two larger orders totaling $10.9 million were received. Orders for the quarter were negatively impacted by $1.6 million of foreign currency exchange translation. Order backlog at March 31, 2016 was $100.7 million, which is comparable with backlog at year end 2015.

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Hardinge Reports First Quarter 2016 Results
May 10, 2016

Flexible Balance Sheet

Cash and cash equivalents at March 31, 2016 were $29.3 million, down from $32.8 million at December 31, 2015. Total debt was $14.0 million, an increase of $2.4 million from December 31, 2015.

Board Review of Strategic Alternatives Completed

Hardinge’s Board of Directors has concluded the previously announced review of strategic alternatives for the Company. This review, conducted with the support of independent financial and legal advisors, was deliberate and comprehensive in its evaluation of potential alternatives. The Company received indications of interest from a number of financial and strategic buyers to acquire the Company. After careful consideration of the results of the process, the Company's current business strategy, the achievability of near-term operational improvements, overall economic and marketplace considerations and the recommendation of the Board’s independent advisors, the Board of Directors has determined that it is in the best interests of all of the Company’s stakeholders to conclude the strategic review process.

The Hardinge Board is committed to maximizing long-term value for stockholders. Throughout this strategic review process the Company has used feedback from many parties to better evaluate Hardinge’s business strategy and operational initiatives. The Board believes a focus on organic growth and potential opportunistic acquisitions combined with targeted cost reductions through incremental operational restructuring plans is the best current path to enhancing long-term shareholder value.

Mr. Simons commented, “Despite the year long slump in industry demand, we remain very optimistic about the longer-term fundamentals of our business. Hardinge's portfolio consists of high-quality businesses in desirable global locations with widely-recognized brands. We have a strong balance sheet and an experienced and capable management team committed to moving the Company forward. As a result of our thorough strategic review process, we intend to actively pursue strategies and restructuring initiatives to enhance shareholder value and to position the Company so that the value of its business and brands is more fully realized.

“In addition to the restructuring initiatives identified in 2015, we are aggressively working on plans for further opportunities to consolidate resources as we manufacture products and components in the most efficient, cost effective, and customer supportive facilities around the world. We are very focused on converting assets into cash to strengthen our balance sheet, and will opportunistically search for additional acquisitions that can leverage our global sales, engineering, and manufacturing footprint.”

John Perrotti, Chairman of Hardinge’s Board of Directors, added, “After a thorough review of strategic alternatives available to the Company, we believe executing on these value-enhancing initiatives is the best path forward to maximize value for all stockholders of Hardinge. The Board will continue to focus on pursuing opportunities that will drive the long-term value of the Company and its platform.”

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. ET. During the conference call and webcast, Richard L. Simons, President and CEO, and Douglas J. Malone, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at www.hardinge.com/ir/events.

The conference call can be accessed by calling (315) 625-6888. The listen-only audio webcast can be monitored at www.hardinge.com/ir/events.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Tuesday, May 17, 2016. To listen to the archived call, dial (404) 537-3406 and enter conference ID number 91165203. Alternatively, the

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Hardinge Reports First Quarter 2016 Results
May 10, 2016

archive can be heard on the Company’s website at www.hardinge.com/ir/events. A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard-to-machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately two-thirds of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, India, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com.

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management's current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The Company's actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

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Hardinge Reports First Quarter 2016 Results
May 10, 2016

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
	(unaudited)

Sales	$67,822	$69,128
Cost of sales	45,078	47,273
Gross profit	22,744	21,855
Gross profit margin	33.5%	31.6%

Selling, general and administrative expenses	20,593	19,600
Research & development	3,287	3,607
Restructuring	200	—
Other (income) expense, net	(91)	65
Loss from operations	(1,245)	(1,417)
Operating margin	(1.8)%	(2.0)%

Interest expense	153	157
Interest income	(67)	(17)
Loss before income taxes	(1,331)	(1,557)
Income taxes	(86)	(149)
Net loss	$(1,245)	$(1,408)

Per share data:

Basic loss per share:	$(0.10)	$(0.11)

Diluted loss per share:	$(0.10)	$(0.11)

Cash dividends declared per share:	$0.02	$0.02

Weighted avg. shares outstanding: Basic	12,797	12,742
Weighted avg. shares outstanding: Diluted	12,797	12,742

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Hardinge Reports First Quarter 2016 Results
May 10, 2016

HARDINGE INC. AND SUBSIDIARIES
 Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Cash and cash equivalents	$29,285	$32,774
Restricted cash	2,163	2,192
Accounts receivable, net	49,940	56,945
Inventories, net	117,131	110,232
Other current assets	10,496	9,314
Total current assets	209,015	211,457

Property, plant and equipment, net	62,312	62,025
Goodwill	6,619	6,620
Other intangible assets, net	27,892	28,018
Other non-current assets	3,672	3,015
Total non-current assets	100,495	99,678
Total assets	$309,510	$311,135

Liabilities and shareholders’ equity
Notes payable to bank	$3,177	$—
Accounts payable	24,523	24,696
Accrued expenses	24,032	27,964
Customer deposits	17,932	19,845
Accrued income taxes	1,489	1,919
Deferred income taxes	2,385	2,164
Current portion of long-term debt	5,456	5,621
Total current liabilities	78,994	82,209

Long-term debt	5,376	5,985
Pension and postretirement liabilities	56,811	57,322
Deferred income taxes	1,225	1,121
Other liabilities	3,476	3,393
Total non-current liabilities	66,888	67,821
Commitments and contingencies
Common stock ($0.01 par value, 20,000,000 authorized; 12,861,674 issued and outstanding as of March 31, 2016, and 12,856,716 issued and 12,838,227 outstanding as of December 31, 2015)	128	128
Additional paid-in capital	120,539	120,524
Retained earnings	87,866	89,368
Treasury shares (at cost, none as of March 31, 2016, and 18,489 as of December 31, 2015)	—	(202)
Accumulated other comprehensive loss	(44,905)	(48,713)
Total shareholders’ equity	163,628	161,105
Total liabilities and shareholders’ equity	$309,510	$311,135

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Hardinge Reports First Quarter 2016 Results
May 10, 2016

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2016	2015
	(Unaudited)
Operating activities
Net loss	$(1,245)	$(1,408)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,017	2,338
Debt issuance costs amortization	32	34
Deferred income taxes	(255)	(64)
(Gain) loss on sale of assets	(13)	8
Unrealized foreign currency transaction (gain) loss	(225)	1,309
Changes in operating assets and liabilities:
Accounts receivable	7,613	6,640
Inventories	(4,851)	(4,821)
Other assets	(595)	(2,629)
Accounts payable	(514)	2,083
Customer deposits	(2,170)	3,378
Accrued expenses	(5,177)	(3,021)
Accrued pension and postretirement liabilities	(20)	(34)
Net cash (used in) provided by operating activities	(5,403)	3,813

Investing activities
Capital expenditures	(436)	(699)
Proceeds from sales of assets	32	—
Net cash used in investing activities	(404)	(699)

Financing activities
Proceeds from short-term notes payable to bank	18,172	10,212
Repayments of short-term notes payable to bank	(14,995)	(10,088)
Repayments of long-term debt	(1,010)	(1,458)
Dividends paid	(274)	(255)
Net cash provided by (used in) financing activities	1,893	(1,589)

Effect of exchange rate changes on cash	425	482
Net (decrease) increase in cash	(3,489)	2,007

Cash and cash equivalents at beginning of period	32,774	16,293

Cash and cash equivalents at end of period	$29,285	$18,300

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Hardinge Reports First Quarter 2016 Results
May 10, 2016

Hardinge believes that providing non-GAAP financial measures such as adjusted gross profit, adjusted loss from operations, adjusted net income, and adjusted earnings per diluted share is important for investors and other readers of Hardinge's financial statements, as they are used as an analytical indicator by Hardinge management to better understand its operating performance.

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit
(in thousands)

	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015
	Amount	% of Sales	Amount	% of Sales

Gross profit as reported	$22,744	33.5%	$21,855	31.6%
Adjustments to reported gross profit:
Inventory adjustment	—	—	679	0.9%
Non-GAAP gross profit as adjusted	$22,744	33.5%	$22,534	32.5%

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Loss from Operations to Non-GAAP Adjusted Loss from Operations
(in thousands)

	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015
	Amount	% of Sales	Amount	% of Sales

Loss from operations as reported	$(1,245)	(1.8)%	$(1,417)	(2.0)%
Adjustments to reported loss from operations:
Restructuring charges	200	0.3	—	—
Professional fees for strategic review process	699	1.0	35	0.1
Inventory adjustment	—	—	679	0.9%
Non-GAAP loss from operations as adjusted	$(346)	(0.5)%	$(703)	(1.0)%

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss
(in thousands, except per share data)

	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015
	Amount	EPS	Amount	EPS

Net loss as reported	$(1,245)	$(0.10)	$(1,408)	$(0.11)
Adjustments to reported net loss, net of taxes:
Restructuring charges	200	0.02	—	—
Professional fees for strategic review process	699	0.05	35	—
Inventory adjustment	—	—	679	0.06
Non-GAAP net income as adjusted	$(346)	$(0.03)	$(694)	$(0.05)

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